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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements No. 333-115056 pertaining to the Hospira 2004 Long-Term Stock Incentive Plan , and Nos. 333-115058 and 333-120074 pertaining to the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust, of our report dated March 2, 2004 (except Note 9, as to which the date is March 21, 2005), with respect to the combined financial statements and schedule of Hospira, Inc. as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

Chicago, Illinois
March 21, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM